Exhibit 99.1

HARMONY MERGER CORP.

Announces Resolution of Dispute and

Formal TERMINATION

OF MERGER AGREEMENT

WITH MUNDOMEDIA

NEW YORK, NEW YORK, March 13, 2017 – As previously reported, on January 7, 2017, Harmony Merger Corp. (“Harmony”) (NASDAQ: HRMNU, HRMN, HRMNW), a public investment vehicle formed for the purpose of effecting a merger, acquisition or similar business combination, entered into an Agreement and Plan of Reorganization (the “Amalgamation Agreement”) by and among Harmony, Harmony Merger Sub (Canada) Inc., a corporation incorporated under the laws of the Province of Ontario and a wholly owned subsidiary of Harmony (“Merger Sub”), Customer Acquisition Network (Canada) Inc., a corporation incorporated under the laws of the Province of Ontario (“Customer Acquisition”), and the shareholders of Customer Acquisition (“Signing Holders”). On February 23, 2017, Harmony received a notice from Customer Acquisition terminating the Amalgamation Agreement. On February 24, 2017, Harmony issued a press release and disputed effectiveness of the termination. Harmony and Customer Acquisition have reached an amicable resolution of this dispute and agree that the Amalgamation Agreement was terminated effective February 23, 2017.

About Harmony Merger Corp.

Harmony (NASDAQ: HRMN) was incorporated in Delaware on May 21, 2014 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities. On March 27, 2015, Harmony consummated its initial public offering (“IPO”) of 11,500,000 units, each unit consisting of one share of common stock and one warrant to purchase one common share, and a simultaneous private placement of units to certain initial stockholders and Cantor Fitzgerald & Co., the representative of the underwriters in the IPO. As of December 31, 2016, Harmony held approximately $117,500,000 in trust to be used in connection with a proposed business combination. For more information, please visit www.harmonymergercorp.com.

Safe Harbor Language

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Harmony’s managements’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein. Harmony is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contacts

Harmony Merger Corp.

David Sgro, 212-319-7676

Chief Operating Officer